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                                                                  EXHIBIT 11.01



                       OAK TECHNOLOGY, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)

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                                                                        Three Months Ended                Nine Months Ended
                                                                             March 31,                       March 31,
                                                                   ----------------------------     ---------------------------
                                                                       1998             1997           1998             1997
                                                                   ------------     -----------     ------------    -----------
Net income (loss).............................................     $  (3,004)        $   9,540      $  10,791        $  21,075
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
Weighted average shares used in computing basic
 net income (loss) per share..................................        42,000            40,532         41,809           40,469
                                                                   ------------     -----------     ------------    -----------
Weighted average number of dilutive common
 equivalent shares used in computing diluted net
 income (loss) per share:
   Options....................................................             -             2,108            756            2,005
   Warrants...................................................             -               161             79              156
                                                                   ------------     -----------     ------------    -----------
Weighted average shares used in computing
 diluted net income (loss) per share..........................        42,000            42,801         42,644           42,630
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
Net income (loss) per share:
   Basic......................................................     $   (0.07)        $    0.24      $    0.26        $    0.52
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
   Diluted....................................................     $   (0.07)        $    0.22      $    0.25        $    0.49
                                                                   ------------     -----------     ------------    -----------
                                                                   ------------     -----------     ------------    -----------
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